2nd Floor, Nurses House, PC 43, Churchgate Street,
(formerly Afribank Street) Victoria Island, Lagos.
0803 333 8600, 0809 833 8600.
E-mail: olayinka_oyebola@hotmail.com
yinka@olayinkaoyebolaandco.com
www.olayinkaoyebolaandco.com

OLAYINKA OYEBOLA & CO.
Chartered Accountants

AUDITOR'S LETTER OF CONSENT

[Under the provisions of section 358 of the Companies and Allied Matters Act, 1990]

The Board of Directors
Loyal Source Market Services Inc
13025 Kilmovse, Zilina
Slovakia, 011001

Dear Sir(s),

In connection with appointment of **Olayinka Oyebola & Co.** Chartered Accountants, as auditor of **Loyal Source Market Services Inc** in accordance with the provisions of the Companies and Allied Matters Act,1990. I the undersigned representing the Firm in the capacity as a Managing Partner of the Firm hereby certify that:

1. We hereby give our consent to be appointed as Auditor of the Company
2. We are eligible to be re-appointed as auditor, and we have not incurred any disqualifications under the Act;
3. We are not disqualified for appointment under the provisions of the Institute of Chartered Accountants Act 1965 and rules and regulations made there under;
4. The appointment is as per the terms provided under the Act;
5. The appointment is within the limits laid down by or under the authority of the Act;
6. No orders have been issued and there are no proceedings pending against the firm or any other partner of the firm with respect to professional matters of conduct before the Institute of Chartered Accountants of Nigeria, any competent authority, or any court.
7. We hereby declare that the appointment, has been made in accordance with the conditions under the provisions of section 358 of the Companies and Allied Matters Act, 1990

Yours faithfully,
For: OLAYINKA OYEBOLA & CO.

'Yinka Oyebola FCA, FCIT
Managing Partner/ CEO
ICAN Membership Number: 9912

LAGOS, NIGERIA MAY 2, 2017